Exhibit 10.1

The SECOND AMENDMENT TO THE UQM TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE AGREEMENT (the “Amendment”) dated as of June 27, 2016, is between UQM Technologies, Inc., a Colorado corporation (“Employer”), and Adrian P. Schaffer (“Executive”).

Recitals

A.Executive and Employer are currently parties to an Employment Agreement, dated July 20, 2015, as amended by agreement dated January 5, 2016 (the “Agreement”).

B.Employer and Executive wish to modify the terms of the Agreement as provided herein.

Agreement

In consideration of the mutual promises, covenants and conditions hereinafter set forth, Employer and Executive agree as follows:

1. Section 6(d) of the Agreement is hereby deleted in its entirety and replaced to read as follows:

d.Additional Benefits.  Executive shall receive usual and customary additional benefits in accordance with Employer's policies and practices for employees generally (including, without limitation, participation in any stock option plans, stock purchase plans, life and disability insurance plans, health care and hospitalization plans, medical and dental reimbursement plans, profit sharing plans, retirement plans and other employee benefit plans) for which Executive is qualified. Employer shall reimburse Executive for one medical exam every year. In addition to the foregoing, Executive shall receive an automobile allowance of $810 per month for the use of an automobile for combined business and personal use.  In addition, effective January 1, 2016, and for the remainder of the term of this Agreement, Employer shall be entitled to use an apartment provided by and paid for by the Company (the “Housing Benefit”).  Further, to the extent provision of the Housing Benefit results in taxable income to Executive (without any offsetting deduction), Employer shall pay to Executive an additional amount (the “Housing Gross-Up”) such that the net after-tax proceeds to Executive of the Housing Benefit and the Housing Gross-Up (at his then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to Executive’s reimbursable Housing Benefit.

All other terms of the Agreement not modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

EXECUTIVE:

/s/ADRIAN P. SCHAFFER

Adrian P. Schaffer

EMPLOYER:

UQM TECHNOLOGIES, INC.

By:/s/JOSEPH R. MITCHELL

    Joseph R. Mitchell

    President and  CEO